EXHIBIT 99.1

Old Line Bancshares, Inc. Reports $522,682 in Net Income Attributable to Old Line Bancshares, Inc. for the Quarter Ended March 31, 2011

2011 HIGHLIGHTS

  Net income attributable to Old Line Bancshares, Inc. increased $58,148 or 12.52% during the first quarter.
  Net loans at March 31, 2011 grew approximately $7 million or 2.35% from December 31, 2010.
  Non-performing assets as a percentage of total assets were 0.77% at March 31, 2011.
  Non-performing loans as a percentage of total gross loans were 0.38% at March 31, 2011.
  The merger with Maryland Bankcorp, Inc. became effective April 1, 2011.

BOWIE, Md., May 9, 2011 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported today for the three months ended March 31, 2011 net income attributable to Old Line Bancshares, Inc. of $522,682, after inclusion of $90,060 of merger and integration expenses. This was $58,148 or 12.52% higher than net income attributable to Old Line Bancshares, Inc. of $464,534 for the three months ended March 31, 2010. Earnings per basic and diluted common share were $0.12 for the three months ended March 31, 2011 and 2010.

Mr. Cornelsen said, "I am extremely pleased to report the increase in net income, the growth in loans and the improvement in the net interest margin and that we were able to accomplish this while concurrently completing the acquisition of Maryland Bankcorp. During the quarter, we not only received all of the required regulatory approvals, followed on April 1st by our completion of the integration of all of the Maryland Bank & Trust branches and personnel, but we also continued to successfully manage the company to produce continued profitability and maintained stellar credit quality metrics in a difficult operating environment. On April 1st, the effective date of the merger, we seamlessly converted all Maryland Bank & Trust Company data processing systems and branches to Old Line Bank systems and branches. This occurred because of the teamwork and dedication of the entire staffs of both organizations. We believe these accomplishments demonstrate that Old Line Bank is well positioned to become the premier community bank east of Washington, D.C. while also executing on our strategic initiatives to maximize shareholder value"

The continued profitability of the company was primarily the result of a $445,607 increase in net interest income resulting from a $257,733 increase in total interest revenue, a $31,991 increase in non-interest revenue and a $187,874 decrease in total interest expense. The increase in total interest revenue derived primarily from the $33.0 million or 12.27% growth in average total loans. Gains on sales of investment securities during the period were the primary contributor to the growth in non-interest revenue. The decline in interest expense was the result of a 35 basis point decline in the average rates paid on deposits. These improvements were offset by an $80,000 increase in the provision for loan losses.

These improvements were also offset by a $232,392 increase in non-interest expense.  The primary contributor to the increase in non-interest expense was the $90,060 merger and integration expense which derived from data processing, attorney and accounting fees associated with the merger with Maryland Bankcorp. Another contributing factor was the $36,389 increase in FDIC insurance that occurred because of higher rates charged by the FDIC during the quarter and higher deposit balances. Data processing and occupancy costs also increased relative to the same period in the prior year. The increase in data processing occurred because of growth in the assets of the organization and occupancy expenses increased as a result of the execution of the lease agreement for our new Annapolis location in January 2011.

Relative to our peers, our asset quality continues to remain strong. We have one non–accrual loan totaling $1.2 million and three properties in other real estate owned in the amount of $2.0 million. During the 1st quarter of 2011, we did not add any loans to non-accrual status. We moved one loan in the amount of $825,290 from non-accrual status to other real estate owned and repossessed a boat that secured a non-accrual loan in the amount of $284,011. We charged $494,241 to the allowance for loan losses. Of this amount, $446,980 was to properly reflect the fair value of the collateral that secured the $1.2 million loan that we report as non-accrual and $47,261 was to reflect the fair value of the boat that we repossessed. At March 31, 2011, our total non-performing assets as a percentage of total assets were 0.77% and our non-performing loans as a percentage of total gross loans were 0.38%.  We continue to work diligently towards resolution of all of these loans or properties.

During the three month period, we increased our provision for loan losses because, during 2010 and the first quarter of 2011, we have seen a modest increase in our historical losses over prior periods and some of our borrowers continue to report weaker profitability. Although we continue to believe that the economy has stabilized, we remain uncertain whether the economy will continue on its path towards recovery or whether the high unemployment rate, rising fuel prices and the soaring national debt will dampen this recovery. We also have not seen any significant improvement in the earnings performance of our borrowers. Because we reserved for a significant portion of the charge-offs that have occurred in 2010 and the first quarter of 2011 during 2009, we were well prepared for the charge-offs that we took. At March 31, 2011, the allowance for loan losses was $2.1 million or 0.69% of gross loans and 181.68% of non-accrual loans as compared to $2.5 million or 0.82% of gross loans at December 31, 2010. Our non-accrual and past due loans remain statistically low. Based on our history, internal analysis, the ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, management believes the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the adequacy of our loan loss allowance and that Old Line Bank is well positioned to become the premier community bank east of Washington, D.C. while maximizing shareholder value constitute "forward-looking statements" as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, further increases in the unemployment rate in our target markets, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Cash and due from banks	$ 8,512,884	$ 14,325,266
Interest bearing accounts	115,680	109,170
Federal funds sold	558,214	180,536
Total cash and cash equivalents	9,186,778	14,614,972
Time deposits in other banks	99,000	297,000
Investment securities available for sale	37,658,830	33,049,795
Investment securities held to maturity	20,267,496	21,736,469
Loans, less allowance for loan losses	306,653,965	299,606,430
Restricted equity securities at cost	2,596,650	2,562,750
Premises and equipment	16,703,016	16,867,561
Accrued interest receivable	1,239,489	1,252,970
Prepaid income taxes	--	189,523
Deferred income taxes	190,186	265,551
Bank owned life insurance	8,765,616	8,703,175
Other real estate owned	1,976,516	1,153,039
Other assets	2,214,039	1,610,715
Total assets	$ 407,551,581	$ 401,909,950

Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$ 56,827,155	$ 67,494,744
Interest bearing	281,811,895	273,032,442
Total deposits	338,639,050	340,527,186
Short term borrowings	6,584,128	5,669,332
Long term borrowings	16,349,219	16,371,947
Accrued interest payable	363,763	434,656
Income tax payable	56,415	--
Other liabilities	1,220,714	1,248,079
Total liabilities	363,213,289	364,251,200

Stockholders' equity
Common stock, par value $0.01 per share; authorized 15,000,000 shares; issued and outstanding 4,677,363 in 2011 and 3,891,705 in 2010	46,774	38,917
Additional paid-in capital	35,582,975	29,206,617
Retained earnings	7,917,628	7,535,268
Accumulated other comprehensive income	208,879	272,956
Total Old Line Bancshares, Inc. stockholders' equity	43,756,256	37,053,758
Non-controlling interest	582,036	604,992
Total stockholders' equity	44,338,292	37,658,750
Total liabilities and stockholders' equity	$ 407,551,581	$ 401,909,950
Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended
	March 31,
	2011	2010
Interest revenue
Loans, including fees	$ 4,195,866	$ 3,953,356
U.S. government agency securities	26,117	54,555
Mortgage backed securities	379,418	275,216
Municipal securities	19,704	19,633
Federal funds sold	1,831	643
Other	24,926	86,726
Total interest revenue	4,647,862	4,390,129
Interest expense
Deposits	875,976	974,929
Borrowed funds	184,623	273,544
Total interest expense	1,060,599	1,248,473
Net interest income	3,587,263	3,141,656
Provision for loan losses	150,000	70,000
Net interest income after provision for loan losses	3,437,263	3,071,656
Non-interest revenue
Service charges on deposit accounts	82,450	74,820
Gains on sales of investment securities	38,070	--
Earnings on bank owned life insurance	79,038	86,123
Gain on sale of other real estate owned	2,985	--
Other fees and commissions	122,337	131,946
Total non-interest revenue	324,880	292,889
Non-interest expense
Salaries	1,133,787	1,165,415
Employee benefits	366,924	350,135
Occupancy	366,023	333,406
Equipment	93,891	106,876
Data processing	129,750	94,426
FDIC insurance and State of Maryland assessments	151,504	115,115
Merger and integration expenses	90,060	--
Other operating	595,235	529,409
Total non-interest expense	2,927,174	2,694,782

Income before income taxes	834,969	669,763
Income taxes	335,243	230,069
Net income	499,726	439,694
Less: Net loss attributable to the noncontrolling interest	(22,956)	(24,840)
Net income attributable to Old Line Bancshares, Inc.	$ 522,682	$ 464,534

Basic earnings per common share	$ 0.12	$ 0.12
Diluted earnings per common share	$ 0.12	$ 0.12
Dividend per common share	$ 0.03	$ 0.03
CONTACT:  Christine M. Rush
          Chief Financial Officer
          (301) 430-2544